UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2011

LIBBEY INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12084	34-1559357
(State of incorporation)	(Commission File Number)	(IRS Employer identification No.)

300 Madison Avenue Toledo, Ohio	43604
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (419) 325-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(d) On July 26, 2011, the Board of Directors of Libbey Inc. (“we” or the “Company”) elected Stephanie A. Streeter to the Board of Directors effective August 1, 2011 to fill the vacancy created upon the July 31, 2011 retirement of John F. Meier as Chairman and Chief Executive Officer of the Company. As previously announced, Ms. Streeter joined the Company July 1, 2011 and will become its Chief Executive Officer on August 1, 2011. Ms. Streeter will not be paid any additional compensation for service as a director.

(e) In connection with Mr. Meier’s retirement, the Board of Directors approved certain modifications to the terms of Mr. Meier’s employment agreement and outstanding equity awards. Mr. Meier is entitled to earn a pro-rata portion of his cash bonus pursuant to the Company’s 2011 Senior Management Incentive Plan (SMIP) based on the Company’s actual performance and his individual performance for 2011. Mr. Meier also is entitled to earn a pro-rata portion of his cash award pursuant to the Company’s long term incentive plan for the 2010-2012 and the 2011-2013 performance cycles based on the Company’s performance. Payments earned, if any, will be paid out after the end of the relevant performance periods and at the same times as awards under the applicable incentive plans are paid to other plan participants. Descriptions of the Company’s SMIP and long-term incentive program are contained in our proxy statement dated March 31, 2011. An aggregate of 82,398 stock options granted to Mr. Meier during fiscal years 2008-2011 that currently are unvested will vest and become immediately exercisable as of July 31, 2011 and will remain exercisable for a period of three years. The options have strike prices ranging from $1.07-$17.00. An aggregate of 94,409 restricted stock units granted to Mr. Meier during 2008-2011 (including one-third of the award made to Mr. Meier in February 2011) will vest as of July 31, 2011. The remaining two-thirds of the restricted stock units granted to Mr. Meier in February 2011 will be forfeited. Mr. Meier also will be provided with limited information technology and administrative support to assist with his transition.

The Company will incur non-cash compensation charges of approximately $1.6 million in connection with the modifications to the terms of Mr. Meier’s employment agreement and outstanding equity awards. The Company will incur these expenses in the quarter ending September 30, 2011.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 26, 2011, the Board of Directors of the Company amended and restated the Company’s Amended and Restated By-Laws dated as of February 8, 2011, which we refer to below as the “Bylaws”. We refer to the Bylaws, as amended and restated effective August 1, 2011, as the “Amended Bylaws”. A copy of the Amended Bylaws marked to show the amendments is attached as Exhibit 3.2

The Amended Bylaws were adopted primarily to accommodate the separation of the offices of the chairman of the board and the chief executive officer and to conform certain bylaw provisions to developments in corporate governance practice and Delaware law. The Amended Bylaws accomplish the following:

•	separate the roles of chairman of the board and chief executive officer;
•

permit the Board of Directors to establish different record dates for the purpose of determining those stockholders entitled to notice of a meeting of stockholders and those entitled to vote at that meeting;

•	permit the Board of Directors to provide notice to stockholders by means of electronic transmission in accordance with applicable law;
•	clarify that the Board of Directors may provide that shares of stock of the Company be uncertificated shares evidenced by a book-entry system; and
•	permit the Company to maintain its books and records by any information storage device or method provided such records can be readily converted to paper format.

In addition, non-substantive language and conforming changes were made to those provisions impacted by the amendments described above.

Item 7.01	Regulation FD Disclosure.

As previously announced, effective August 1, 2001, following the retirement of John F. Meier as Chairman of the Board and Chief Executive Officer, William A. Foley will serve as Chairman of the Board. Peter C. McC. Howell was appointed by the Board of Directors to succeed Mr. Foley as Chair of the Nominating & Governance Committee of the Board of Directors.

This information is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that Section, unless Libbey Inc. specifically incorporates it by reference in a document filed under the Securities Act of 1933 or the Exchange Act. By filing this Current Report on Form 8-K and furnishing this information, Libbey Inc. makes no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

3.2	Amended and Restated By-laws dated as of August 1, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned here unto duly authorized.

LIBBEY INC. Registrant

Date: August 1, 2011	By:	/s/ Susan A. Kovach

Susan A. Kovach
Vice President, General Counsel & Secretary

Exhibit Index

Exhibit Number	Description

3.2	Amended and Restated By-laws dated as of August 1, 2011